FIRST NIAGARA FINANCIAL GROUP, INC. AND GREAT LAKES BANCORP, INC. RECEIVE APPROVAL TO PROCEED WITH MERGER AND ANNOUNCE DATES OF ELECTION PERIOD

Lockport, N.Y. and Buffalo, N.Y. - January 30, 2008 - First Niagara Financial Group, Inc. (NASDAQ: FNFG) and Great Lakes Bancorp, Inc. (NYSE: GLK) announced today that they have received all necessary regulatory approvals to proceed with the acquisition of Great Lakes by First Niagara. Additionally, the companies announced that all election materials for the receipt of cash or First Niagara Financial Group, Inc. stock in the exchange were mailed to Great Lakes shareholders on or about January 14, 2008, and that the election period will expire on February 11, 2008. All cash and stock elections are subject to the allocation and pro-ration procedures as described in the joint Proxy Statement/Prospectus dated December 26, 2007.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.1 billion and deposits of $5.5 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 110 branches and four Regional Market Centers across Upstate New York. On September 10, 2007 First Niagara announced its intention to acquire Great Lakes, an $892 million asset bank headquartered in Buffalo, New York, which is subject to approval by shareholders of Great Lakes at a special meeting to be held February 12, 2008, and is expected to close on February 15, 2008. Great Lakes Bancorp, Inc. is the holding company for Greater Buffalo Savings Bank, a full-service community bank which operates through 16 branches located in Buffalo and the surrounding areas.

Forward-Looking Statements - This press release contains forward-looking statements with respect to First Niagara Financial Group, Inc. and Great Lakes Bancorp, Inc. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Financial Group Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer and Treasurer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com

Great Lakes Bancorp Officer Contacts
Andrew W. Dorn Jr.	President and Chief Executive Officer
(716) 961-1920
adorn@gbsb.com
Michael J. Rogers	Chief Financial Officer
(716) 961-1980
mrogers@gbsb.com